Exhibit 99.1

Bausch & Lomb Asks Retailers to Remove U.S.-Manufactured ReNu® with
MoistureLoc® from Shelves; and Recommends Consumers Switch to
Another Solution Pending Investigation of Reports of Fusarium Infections
Among Contact Lens Wearers

FOR RELEASE THURSDAY, April 13, 2006

Rochester, NY — Bausch & Lomb (NYSE:BOL) today asked cThe company initiated the voluntary market withdrawal in order to eliminate any confusion among contact lens wearers about what to do while the investigation is ongoing.  Today’s action does not apply to other Bausch & Lomb products or to ReNu with MoistureLoc manufactured at factories outside the United States.

The company is placing ads in USA Today and regional newspapers on April 14 and 16 featuring an open letter to consumers from Bausch & Lomb Chairman and CEO Ron Zarrella explaining the situation and providing guidance on alternatives.

“For more than 150 years, Bausch & Lomb’s mission has been to enhance your vision,” says Zarrella in his letter.  “We find ourselves in a position where the safety of one of our products, ReNu with MoistureLoc manufactured at our United States plant, is in question.  We’ve done a series of exhaustive tests on the product, and a thorough inspection of the plant, and nothing has yet been found to show that ReNu with MoistureLoc contributed to these infections in any way.  However, in the cases of infections reviewed to date, the majority of patients reported using ReNu with MoistureLoc manufactured at our U.S. factory.”

Bausch & Lomb continues to collaborate with the U.S. Food and Drug Administration, the Centers for Disease control and Prevention, major eye centers and health authorities in a comprehensive investigation to identify the cause of the reported infections.

“Bausch & Lomb’s first priority is the health and safety of consumers,” said Zarrella in his letter.  “If there is a problem with our product, we’ll find it and we’ll fix it.  If there’s not, when we come back you’ll be able to know with absolute certainty that we’ve taken every possible step to ensure your safety.”

Consumers who wish to return their ReNu with MoistureLoc can visit www.bausch.com or call 1-888-666-2258 to receive a coupon for another Bausch & Lomb eye care product or to receive their money back.

Bausch & Lomb encourages contact lens wearers to strictly follow the contact lens wear and care recommendations of their eye care professionals in order to be sure they continue to enjoy safe and comfortable contact lens wear.

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This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb.  Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company’s products and the import and export of such products;

product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the outcome of Company and governmental investigations and reviews of events described in this news release and in the Company’s prior disclosures concerning those investigations; the outcome of the Audit Committee’s continuing independent investigations of events described in the Company’s prior disclosures concerning those investigations; the outcome of PriceWaterhouseCoopers’ quarterly review process in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company’s Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in this news release; the filing of the Company’s 10-Q for third quarter of fiscal 2005 and its 10-K for fiscal 2005; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company’s success in the process of management testing, including evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York.  Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries.  More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

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